Exhibit (k)(4)

AMENDMENT TWO

to

Services AGREEMENT

Between

SS&C Technologies, Inc. (“SS&C Tech”);

DST Asset Manager Solutions, Inc. (“SS&C DST”);

ALPS Fund Services, Inc. (“SS&C ALPS”) (collectively with SS&C Tech and SS&C DST, shall be
“SS&C”);

Each of the investment vehicles listed in Schedule C (each, a “Fund” and collectively, the “Funds”);

and

YieldStreet Management, LLC, (“Investment Manager” or “Management”).

This Amendment Two (“Amendment”) to the Services Agreement is made effective as of March 4, 2020 (the “Effective Date”) between SS&C, Funds, and Management. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Services Agreement. Funds, Management and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

WHEREAS, SS&C Technologies, Inc. (“SS&C Tech”), DST Asset Manager Solutions, Inc. (“SS&C DST”), ALPS Fund Services, Inc. (“SS&C ALPS”) (collectively with SS&C Tech and SS&C DST, shall be “SS&C”), each of the investment vehicles listed in Schedule C of the Agreement (each, a “Fund” and collectively, the “Funds”), and YieldStreet Management, LLC (in connection with its investment services for Funds listed in Schedule C or as added to Schedule C and the Services Agreement) are parties to a Services Agreement dated 15 October 2019 (as amended by that certain Amendment One dated as of October 31, 2019, the “Services Agreement”).

WHEREAS, the Parties now desire to amend the Services Agreement as specified herein.

NOW, THEREORE, the Parties agree as follows:

1.	Additional Services – The Services Agreement shall be amended to incorporate the following additional services and fees to Schedules A and B, respectively, of the Agreement.

a.	The list of services under Schedule A (Services), subsection E.1. (Transfer Agency and Investor Relations) shall be revised to add the following as (xv):

(xv). Provide and make available a test platform on TA2000 for use by Investment Manager.

b.	Schedule B (Fees and Expenses), IV. (Other Services) of subsection 1.(e) (Shareholder Recordkeeping, Transfer Agency and Investor Relations) shall be revised and replaced in its entirety with the following Other Services fees:

Description	Fees
IV. Other Services[3]:
Automated Work Distributor ™ (AWD) (Does not include hardware or third-party software, products will be priced separately as requested)	$5,200 per user per year
Financial Product Set-up Fee	$2,500 per CUSIP
Closing Services[4] Closing Services Minimum	$3.00 per position $25,000 per product per event
Capital Call	$5,000 per event
Ad-hoc Reports	$250 per report
Not in Good Order Transaction Review	$10.00 per item
*Self-Directed Custodial Services	$35.00 per SSN-paid by shareowner
TA2000 Data Transmission to third party print vendors	$0.02 per record
Composition Services	$0.01 per image
Electronic Presentment – Loading Fee	$0.0721 per document
Aged History Retention Fee – Online	$5.00 per 1,000 lines
Aged History Retention Fee – Offline	$3.50 per 1,000 lines
MFB/Test platform - Set-up Fee	$2500.00 for initial set up
MFB/Test platform – Ongoing Fee	$250.00 per month ongoing

2.	Subject to the specific modifications made herein, all other terms and conditions of the Service Agreement shall remain in full force and effect.

3.	This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one single agreement among the parties. The parties agree that this Amendment may be executed by facsimile transmission and that the reproduction of signatures by facsimile or similar device shall be treated as binding as if originals and each party agrees and undertakes to provide the other parties with a copy of the Services Agreement bearing original signatures forthwith upon demand by the other party.

IN WITNESS WHEREOF, this Amendment has been executed by the parties through their duly authorized representatives as of the Effective Date first above written.

SS&C Technologies, Inc.	YieldStreet Management, LLC

By:	By:
Name:	Name:
Title:	Title:

DST Asset Manager Solutions, Inc.	YieldStreet Prism Fund Inc.

By:	By:
Name:	Name:
Title:	Title:

ALPS Fund Services, Inc.

By:
Name:
Title: